UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 14, 2008

PC Connection, Inc.

(Exact name of registrant as specified in charter)

Delaware	0-23827	02-0513618
(State or other jurisdiction of incorporation	(Commission File Number)	(IRS Employer Identification No.)

Rt. 101A, 730 Milford Road Merrimack, NH	03054
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (603) 683-2000

N/A

(Former name or former address, if changed since last report)

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointments of Certain Officers; Compensatory Arrangements of Certain Officers

On October 17, 2008, PC Connection, Inc. (the “Company”) announced that David Beffa-Negrini, the Company’s Senior Vice President, Corporate Marketing and Creative Services, will retire from his position with the Company effective on or before December 31, 2008. Mr. Beffa-Negrini will continue to serve as a member of the Company’s Board of Directors.

In connection with Mr. Beffa-Negrini’s retirement, the Company and Mr. Beffa-Negrini entered into a Separation Agreement (the “Agreement”) on October 14, 2008, pursuant to which Mr. Beffa-Negrini will receive certain severance benefits. Subject to the terms and conditions of the Agreement, the Agreement provides Mr. Beffa-Negrini with the following severance benefits: (1) retirement compensation in an amount equal to Mr. Beffa-Negrini’s current level of base salary, less all applicable taxes and withholdings, for the period commencing on the date of retirement and continuing for fifty-five weeks plus one year; (2) the acceleration of the vesting of Mr. Beffa-Negrini’s 20,000 shares of restricted stock and an amount equal to Mr. Beffa-Negrini’s personal income tax liability on the taxable value of the subject shares; and (3) COBRA benefits for the applicable period of eligibility.

A copy of the Agreement is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits

(d)	Exhibits

10.1	Separation Agreement, dated October 14, 2008, by and between the Company and David Beffa-Negrini.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PC CONNECTION, INC.

Date: October 17, 2008	By:	/s/ Jack L. Ferguson
	Name:	Jack L. Ferguson
	Title:	Executive Vice President, Treasurer, and Chief Financial Officer